[MEDICAL VENTURES CORP. LETTERHEAD]

Geyer Engineering Ltd.
4999 Sussex Avenue
Vancouver, British Columbia
V5G 4N9

Attention:            Paul Geyer

Dear Paul:

Engagement of Geyer Engineering Ltd. ("GEL") by
Medical Ventures Corp. ("MEV")

The following sets forth the terms upon which MEV will engage GEL:

Engagement:	MEV hereby engages GEL to provide the services set out herein.

Services:

GEL will provide the services of Paul Geyer on a full time basis. Mr. Geyer will act as President and Chief Executive Officer of MEV and will be responsible for all matters typically associated with the role of Chief Executive Officer.

Effective Date:	March 16, 2002 ("Effective Date")

Initial Term:	One year ending on anniversary of Effective Date.

Renewal Terms:	This engagement will automatically be renewed each year for subsequent one year terms, unless either party gives notice at least 30 days prior to the end of the term that it does not wish to renew.

Compensation:	$125,000 per year, payable in equal monthly instalments on the last day of each month.

Other Compensation:	Additional compensation to be agreed upon in lieu of benefits and performance bonus.

Options:

MEV will grant you or Paul Geyer options to purchase 250,000 shares at a price of $0.40 per share (or such other price as is acceptable to CDNX). The options will be subject to vesting and termination in accordance with MEV's stock option plan and the policies of the Canadian Venture Exchange.

Expenses:	In addition to your base salary, the Company will pay or reimburse you for all reasonable expenses incurred by you on behalf of the Company during the course of this engagement.

Holidays:	Mr. Geyer will be entitled to paid vacation of four weeks per year (pro-rated for partial years).

Medical Ventures Corp.
13700 Mayfield Place, Suite 2135
Richmond, BC Canada  V6V 2E4
Tel: 604-270-4344 ● Fax: 604-270-4384
www.medical-ventures.com
Trading Symbol: MEV: CDNX

Termination:	MEV may at its option forthwith terminate this agreement upon the occurrence of any of the following:

A.	If GEL/Geyer shall commit an act of fraud or dishonesty or be in dereliction of their duties hereunder;

B.	If the conduct of GEL/Geyer is detrimental to MEV, as determined in a bona fide and reasonable manner by the Board; or

C.	If GEL/Geyer shall commit any other act which constitutes "just cause" for immediate dismissal under the laws of British Columbia.

If this Agreement is terminated for one of the foregoing reasons, GEL shall be entitled to its compensation hereunder up to the date of termination, and no more.

If MEV terminates this Agreement for any reason other than specified above, MEV will provide reasonable notice of such termination to GEL, or compensation in lieu thereof.

In the event of a change of control of MEV, GEL may, for a period of up to six months after the change of control, on 30 days advance notice, terminate this Agreement, in which case MEV will pay to GEL an amount equal to 3 months compensation hereunder for each year GEL has been engaged by MEV (pro- rated for partial years).

Confidentiality:	GEL and Paul Geyer will sign a confidentially agreement in form acceptable to MEV.

Governing Law:	The proper law of this agreement is the Province of British Columbia and each of the parties attorns to the jurisdiction of the Courts of the Province of British Columbia.

Regulatory Approval:	This agreement will be subject to the receipt of any required approval from the Canadian Venture Exchange.

Please confirm your agreement to the foregoing terms by signing below and returning a copy of this letter to us.

Upon execution of this agreement, this agreement constitutes a legal and binding agreement. Regards, MEDICAL VENTURES CORP.

Per:	/s/ Michael Varabioff

Michael Varabioff
Director

Accepted and agreed.

GEYER ENGINEERING LTD.

Per:	/s/ Paul Geyer

Paul Geyer

This agreement was signed on April 12, 2002, but is effective from March 16, 2002.

[MEDICAL VENTURES CORP. LETTERHEAD]

Geyer Engineering Ltd.
4999 Sussex Avenue
Vancouver, British Columbia
V5G 4N9

Attention: Paul Geyer

Dear Paul:

Engagement Letter dated October 1, 2002 between Medical Ventures Corp. (“MEV”)
and Geyer Engineering Ltd. ("GEL") (the "Agreement")

This letter confirms that for good and valuable consideration, the Agreement shall be hereby amended as follows:

During the period of October 1, 2002 to March 31, 2003, the compensation payable to GEL will be based on annual compensation of $63,750.00 ($5,312,50 per month). After March 31, 2003, compensation will resume at the rate of $106,254.00 per annum in cash.

Except as noted above, the Agreement shall remain unamended and in full force and effect.

Your truly,

MEDICAL VENTURES CORP.

Per:	/s/ Michael Varabioff

Authorized Signatory

Accepted and agreed this 29 day of October, 2002.

GEYER ENGINEERING LTD.

Per:	/s/ Paul Geyer

Authorized Signatory

Medical Ventures Corp.
13700 Mayfield Place, Suite 2135
Richmond, BC Canada  V6V 2E4
Tel: 604-270-4344 ● Fax: 604-270-4384
www.medical-ventures.com
Trading Symbol: MEV: CDNX